Exhibit 2.7

MATERIAL CHANGE REPORT

FORM 51-102F3

Item 1	Name and Address of Company

Equinox Minerals Limited

155 University Avenue, Suite 1701

Toronto, Ontario M5H 3B7

Item 2	Date of Material Change

February 1, 2010

Item 3	New Release

A news release with respect to the material change referred to in this report was issued in Toronto, Ontario via Canada News Wire on February 1, 2010. A copy of this press release has been filed on SEDAR and is available at www.sedar.com.

Item 4	Summary of Material Change

Equinox Minerals Limited (“Equinox” or the “Company”) announced that is has secured commitments from four leading commercial banks, Standard Bank Plc, Standard Chartered Bank, Industrial and Commercial Bank of China and BMP Paribas, to provide a new corporate loan facility (the “Corporate Facility”) totalling U.S.$400 million, which Corporate Facility will be used to repay its existing senior and subordinated project debt facilities provided to the Company’s wholly owned subsidiary Lumwana Mining Company (“LMC”) in 2006 for the development of the Company’s Lumwana copper mine in Zambia.

The U.S.$400 million Corporate Facility is subject to the execution of documentation and meeting conditions precedent. The Company is well advanced in this process and expects to achieve financial close during March 2010.

Key features of the Corporate Facility are as follows:

•

A 3 year US$220 million term loan (the “Term Loan”) with quarterly principal and interest repayments commencing on March 31, 2010. This facility attracts a credit margin of 4.00% over LIBOR and Equinox anticipates principal repayments during 2010 will total approximately US$75 million;

•

A 5 year US$180 million revolving facility (the “Revolving Facility”) that allows the Company to repay and redraw up to the facility limit over its term. The credit margin is 4.75% over LIBOR for the first two years, thereafter reducing to 4.00% over LIBOR. Interest charges are payable quarterly in arrears commencing on March 31, 2010. Three years after the first drawdown and annually thereafter, the Company can request a 12 month extension to the expiry date of the Revolving Facility;

•	The Company can request an increase in the amount available under the Term Facility by US$80 million and/or the Revolving Facility by US$100 million, subject to the approval of the lenders;

•

The Corporate Facility contains certain financial covenants based on the consolidated accounts for Equinox that are considered to be typical for a facility of this nature. The Corporate Facility also contains covenants that are specific to the performance of the Lumwana copper project. The Corporate Facility is less restrictive than LMC’s existing project debt facilities and does not contain any cash sweep provisions, nor does it require Equinox to maintain the existing US$45 million Cost Overrun Facility (that still remains undrawn);

•	There are no mandatory hedging requirements attaching to the Corporate Facility;

•

Equinox will incur certain break fees under the existing project debt facilities as a result of the refinancing. The amount of these break fees is still being finalized but is expected to be in the range of US$15 million to US$20 million; and

•	The existing asset backed finance facilities for the mining fleet, currently totalling US$104.3 million, will remain in place.

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Item 5	Full Description of Material Change

Equinox announced that it has secured commitments from four leading commercial banks, Standard Bank Plc, Standard Chartered Bank, Industrial and Commercial Bank of China and BNP Paribas, to provide a new corporate loan facility (the “Corporate Facility”) totalling U.S.$400 million. As the Corporate Facility affords Equinox greater flexibility than the existing project debt facilities, the Company will utilize the Corporate Facility to repay its existing senior and subordinated project debt facilities provided to the Company’s wholly owned subsidiary Lumwana Mining Company (“LMC”) in 2006 for the development of the Company’s Lumwana copper mine in Zambia.

The securing of the Corporate Facility reflects a maturing of Equinox as a significant global copper producer and demonstrates recognition by international banks of the Company’s attractive and stable, long-term future prospects. The US$400 million Corporate Facility is subject to the execution of documentation and meeting conditions precedent. The Company is well advanced in this process and expects to achieve financial close during March 2010. The key features of the Corporate Facility are as follows:

•

A 3 year US$220 million term loan (the “Term Loan”) with quarterly principal and interest repayments commencing on March 31, 2010. This facility attracts a credit margin of 4.00% over LIBOR and Equinox anticipates principal repayments during 2010 will total approximately US$75 million;

•

A 5 year US$180 million revolving facility (the “Revolving Facility”) that allows the Company to repay and redraw up to the facility limit over its term. The credit margin is 4.75% over LIBOR for the first two years, thereafter reducing to 4.00% over LIBOR. Interest charges are payable quarterly in arrears commencing on March 31, 2010. Three years after the first drawdown and annually thereafter, the Company can request a 12 month extension to the expiry date of the Revolving Facility;

•	The Company can request an increase in the amount available under the Term Facility by US$80 million and/or the Revolving Facility by US$100 million, subject to the approval of the lenders;

•

The Corporate Facility contains certain financial covenants based on the consolidated accounts for Equinox that are considered to be typical for a facility of this nature. The Corporate Facility also contains covenants that are specific to the performance of the Lumwana copper project. The Corporate Facility is less restrictive than LMC’s existing project debt facilities and does not contain any cash sweep provisions, nor does it require Equinox to maintain the existing US$45 million Cost Overrun Facility (that still remains undrawn);

•	There are no mandatory hedging requirements attaching to the Corporate Facility;

•

Equinox will incur certain break fees under the existing project debt facilities as a result of the refinancing. The amount of these break fees is still being finalized but is expected to be in the range of US$15 million to US$20 million; and

•	The existing asset backed finance facilities for the mining fleet, currently totalling US$104.3 million, will remain in place.

Cautionary Note regarding Forward-Looking Statements

This press release contains certain information which may constitute “forward-looking statements” and/or “forward-looking information” within the meaning of securities laws. Forward-looking information can often, but not always, be identified by the use of words such as “plans”, “expects”, “is expected”, “is expecting”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might”, or “will” be taken, occur or be achieved. Forward-looking information may relate to management’s future outlook and anticipated events or results and may include statements or information regarding its future plans or prospects of the Company. Without limitation, statements that the Company anticipates closing the US$400 million Corporate Facility by March 2010; all statements relating to the terms and conditions of the Corporate Facility and that Equinox will incur break fees in the amount of US$15 million to US$20 million, are forward-looking statements. The purpose of forward-looking information is to provide the reader with information about management’s expectations and plans for 2010.

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Forward-looking information is based on certain factors and assumptions regarding, among other things, anticipated financial or operating performances of Equinox, its subsidiaries and their respective projects; future prices of copper and uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; estimated costs of future production; the sale of future production and the performance of off-takers; capital, operating and exploration expenditures; costs and timing of the development of the Lumwana Project; the costs of Equinox’s hedging policy; costs and timing of future exploration, requirements for additional capital; government regulation of exploration, development and mining operations; environmental risks; reclamation and rehabilitation expenses; title disputes or claims; and limitations of insurance coverage. Without limitation, in stating that the Company anticipates closing the US$400 million Corporate Facility by March 2010, including any statements related to the terms and conditions of the Corporate Facility and in stating that the Company will incur break fees in the amount of US$15 million to US$20 million, the Company has assumed that it will satisfy all of the conditions precedent and obtain all necessary approvals to close the Corporate Facility in March 2010.

Readers are cautioned that forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Equinox and/or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. These factors include risks inherent in the exploration and development of mineral deposits; operational risks inherent in the conduct of mining activities; risks relating to changes in copper and uranium prices; changes in demand and supply of copper and uranium; uncertainties inherent in the estimation of mineral reserves and resources; risks inherent in the estimation of future production and future production costs; the estimation of cash costs of copper production; risks related to the Company’s indebtedness including risks related to meeting its financial covenants; financing risks; risks related to interest rates, exchange rates; inflation or deflation; changes in the value of the U.S. dollar to foreign currencies; political and economic conditions of major copper-producing countries; risks inherent in securing off-take arrangements and terms and/or enforcing such terms; insurance, government regulation, licences and permits and environmental risks; risks inherent in the estimation of reclamation costs; risks related to the Company’s hedging activities; litigation; competition and reliance on key personnel. These risks are discussed in the section entitled “Risk Factors” in the Company’s Annual Information Form dated March 27, 2009. Although Equinox has attempted to identify statements containing important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking information contained herein are made as of the date of this document based on the opinions and estimates of management on the date statements containing such forward-looking information are made, and Equinox disclaims any obligation to update any forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward looking information.

Scientific and technical information contained in this press release has been prepared under the supervision of Robert Rigo, BEng., FAusIMM, MIEAust, Vice President, Project Development of Equinox who is a “Qualified Person” in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects. Readers are cautioned not to rely solely on the summary of information contained in this release, but should read the Amended Technical Report which is posted on Equinox’s website at www.equinoxminerals.com and filed on SEDAR at www.sedar.com and any future amendments to such report. Reader are also directed to the cautionary notices and disclaimers contained therein.

Readers are cautioned not to rely solely on the summary of such information contained in this release, but should also read the final prospectus dated April 16, 2009 and the documents incorporated by reference therein, particularly, the Annual Information Form dated March 27, 2009, all of which are filed on SEDAR (www.sedar.com). Readers are also directed to the cautionary notices and disclaimers contained herein.

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

No reliance on subsection 7.1(2) or (3) of National Instrument 51-102.

Item 7	Omitted Information

No information has been omitted on the basis that it is confidential information.

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Item 8	Executive Officer

Sonya Stark

Vice President, Corporate Affairs and Corporate Secretary

Tel: 416-867-8076

Item 9	Date of Report

February 9, 2010

EQUINOX MINERALS LIMITED

SONYA STARK

Sonya Stark

Vice President, Corporate Affairs and Corporate Secretary

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